Exhibit 99.1

NextCure Provides Business Update and

Reports First Quarter 2025 Financial Results

–	Dosing cohort 3 of the Phase 1 trial of LNCB74 (B7-H4 ADC) in multiple cancers and plan to initiate backfill cohorts in the second half of 2025
–	Plan to provide a proof of concept data readout in the first half of 2026
–	Cash of approximately $55.9 million expected to fund operations into the second half of 2026

BELTSVILLE, Md. – May 1, 2025 – NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class, and best-in-class therapies to treat cancer, today provided a business update and reported first quarter 2025 financial results.

“With our LNCB74 antibody-drug conjugate (“ADC”) program completing cohort 2 in April 2025, we are progressing as planned through the dose escalation portion of the Phase 1 study. We expect to be in a position to initiate backfill cohorts in the second half of the year with 10 active investigator sites, and an additional 3 sites projected to be onboard in May 2025. We plan to provide a proof of concept data readout in the first half of 2026,” said Michael Richman, NextCure’s president and CEO.

Business Highlights and Near-Term Milestones

LNCB74 (B7-H4 ADC)

●	Dosed our first patient in January 2025 in the Phase 1 trial, cleared cohort 2 in April 2025 and currently dosing cohort 3.
●	Expanded clinical footprint for the LNCB74 study with a total of 10 active trial sites.
●	Plan to initiate backfill cohorts in the second half of 2025.
●	Plan to provide a proof of concept data readout in the first half of 2026.

Preclinical Non-Oncology Programs Seeking Partnering

●	Preclinical data for NC181 (ApoE4), a humanized antibody for the treatment of Alzheimer’s disease, has demonstrated amyloid clearance, prevention of amyloid deposition, plaque clearance and reduced neuroinflammation.
●	Preclinical data for NC605 (Siglec-15), a humanized antibody for the treatment of osteogenesis Imperfecta (OI), has demonstrated that NC605 treatment reduced bone loss and enhanced bone quality in mice with OI.
●	Both programs could lead to investigational new drug (IND) filings within 12 to 18 months if financial support from partners or third parties is secured.

Financial Results for Quarter Ended March 31, 2025

●	Cash, cash equivalents, and marketable securities as of March 31, 2025 were $55.9 million as compared to $68.6 million as of December 31, 2024. The decrease of $12.8 million was primarily due to cash used to fund operations. We expect current financial resources to be sufficient to fund operating expenses and capital expenditures into the second half of 2026.
●	Research and development expenses were $7.9 million for the three months ended March 31, 2025, as compared to $11.4 million for the three months ended March 31, 2024. The decrease of $3.5 million was due to lower costs related to programs other than LNCB74, lower preclinical development costs and lower personnel-related costs resulting from the restructuring and reduction-in-force announced during the first quarter of 2024 (the “2024 Restructuring”).
●	General and administrative expenses were $3.7 million for the three months ended March 31, 2025, as compared to $4.4 million for the three months ended March 31, 2024. The decrease of $0.6 million was primarily related to lower personnel costs and lower insurance costs resulting from the 2024 Restructuring.
●	There were no restructuring and asset impairment costs for the three months ended March 31, 2025 as compared to $2.5 million for the three months ended March 31, 2024, which costs resulted from the 2024 Restructuring.
●	Net loss was $11.0 million for the three months ended March 31, 2025, as compared to a net loss of $17.1 million for the three months ended March 31, 2024 due to lower costs as described above.

About NextCure, Inc.

NextCure is a clinical-stage biopharmaceutical company that is focused on advancing innovative medicines that treat cancer patients that do not respond to, or have disease progression on, current therapies, through the use of targeted therapies including antibody-drug conjugates. We focus on advancing therapies that leverage our core strengths in understanding biological pathways and biomarkers, the interactions of cells, including in the tumor microenvironment, and the role each interaction plays in a biologic response. Please visit www.nextcure.com for more information.

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to funding for our operations, objectives and expectations for our business, operations and financial performance and condition, including the progress and results of clinical trials, development plans and upcoming milestones regarding our therapies. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “should,” “due,” “estimate,” “expect,” “intend,” “hope,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “target,” “towards,” “forward,” “later,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or similar language.

Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: positive results in preclinical studies may not be predictive of the results of clinical trials; NextCure’s limited operating history and not having any products approved for commercial sale; NextCure’s history of significant losses; NextCure’s need and ability to obtain additional financing on acceptable terms or at all; risks related to clinical development, marketing approval and commercialization; NextCure’s ability to maintain listing of its common stock on the Nasdaq Global Select Market; and NextCure’s dependence on key personnel. More detailed information on these and additional factors that could affect NextCure’s actual results are described under the heading “Risk Factors” in NextCure’s most recent Annual Report on Form 10-K and in NextCure’s other filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, even if expectations change.

Selected Financial Information

Selected Statement of Operations Items:	Three Months Ended
	March 31,
(in thousands, except share and per share amounts)	2025	2024
Operating expenses:
Research and development	$7,896	$11,398
General and administrative	3,726	4,364
Restructuring and asset impairment	-	2,542
Loss from operations	(11,622)	(18,304)
Other income, net	646	1,197
Net loss	$(10,976)	$(17,107)
Net loss per common share - basic and diluted	$(0.39)	$(0.61)
Weighted-average shares outstanding - basic and diluted	28,006,684	27,903,040

Selected Balance Sheet Items:
	March 31,	December 31,
(in thousands)	2025	2024
Cash, cash equivalents, and marketable securities	$55,860	$68,621
Total assets	$67,137	$80,860
Accounts payable and accrued liabilities	$5,740	$9,574
Total stockholders' equity	$55,855	$65,472

Investor Inquiries

Timothy Mayer, Ph.D.

NextCure, Inc.

Chief Operating Officer

(240) 762-6486

IR@nextcure.com